Exhibit 99.1

Contacts:

Media:	Investors/Analysts:
Steve Astle FICO +1-415-446-6204 stephenastle@fico.com	Steve Weber FICO +1 800-213-5542 investor@fico.com

FICO Completes Acquisition of Adeptra, Uniting Real-Time, Mobile

Customer Engagement and Risk Intervention with Analytics-Driven

Decision Management

MINNEAPOLIS — September 10, 2012 — FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced it has completed its acquisition of Adeptra Ltd., a leader in cloud-based customer engagement and risk intervention solutions based in Reading, UK, and Norwalk, Connecticut.

FICO purchased Adeptra for an all-cash purchase price of approximately $115 million. The acquisition is expected to be accretive on both a pro-forma and GAAP basis in FY13.

Adeptra’s SaaS (software as a service) platform enables leading financial services institutions and other businesses to take advantage of the explosion in mobile communication in order to manage risk, fight fraud and dramatically improve the customer experience, all in real time. By using Adeptra’s technology combined with FICO’s decision management applications, businesses can move seamlessly from defining, changing and testing decisions to executing and resolving customer interactions while improving customer outcomes.

“Since we announced this acquisition, our clients have told us they are excited by the prospects of integrating our fraud, marketing, risk and collection applications with Adeptra’s customer engagement and risk intervention solutions,” said Will Lansing, FICO CEO. “We will now give companies the ability to assess, decide, act on and resolve customer issues, all within a single platform. This is a major enabler for our clients in connecting their growth and risk strategies with the demands of the mobile economy. I am proud to welcome the Adeptra management team and employees to FICO, where we will create new synergies between decision management and consumer mobility.”

FICO has had a successful relationship with Adeptra since 2002, and has been an Adeptra reseller since 2007. Together, the two companies have helped global banks cut their fraud losses by integrating FICO® Falcon® Fraud Manager with Adeptra solutions.

“This acquisition is excellent news for our team and our clients,” said Tony McGivern, CEO of Adeptra. “Now, by bringing our two companies even closer together, we’re in a position to offer businesses unprecedented full-cycle decision management, strengthening the link between smarter decisions and better business results.”

“Mobility is among one of the key issues facing business leaders when it comes to customer-facing functionality,” said CEB TowerGroup senior research director Rodney Nelsestuen. “Companies that can optimize and effectively integrate customer engagement channels will have a distinct competitive advantage.”

Founded in 1996, Adeptra provides solutions that allow businesses to communicate with customers in real time, using voice, SMS, mobile applications, email and other channels. By contacting customers instantly using their preferred channel, a business can immediately resolve important matters such as identifying whether a credit transaction is fraudulent, confirming a payment plan with a customer, and fixing customer service issues. Adeptra then feeds this information back to the business’s host system in a closed-feedback loop that improves risk management and future communications success. The SaaS platform offers greater flexibility, faster implementation times and efficient design and deployment of multi-channel customer interactions, with Adeptra’s high-performance and scalable software capable of handling thousands of such transactions per second.

Adeptra serves clients in financial services, telecommunications, utilities and other industries, including more than half of the world’s top 50 banks. The company has offices and data centers around the globe.

For more information, visit www.fico.com/adeptra.

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics solutions that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharmaceutical companies and government agencies, rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count™.

For FICO news and media resources, visit www.fico.com/news.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2011 and its last quarterly report on Form 10-Q for the period ended June 30, 2012. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, Falcon and “Make every decision count” are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.